Exhibit 99.2

FOR RELEASE: Monday, January 28 at 12:30 p.m. Pacific

Media Contact:	Chuck DeVore (949) 975-1487

SM&A, Formerly Emergent Information Technologies, Inc., to
Begin Trading Under the Ticker Symbol WINS on Tuesday

NEWPORT BEACH, Calif., January 28, 2002 — SM&A, formerly Emergent Information Technologies, Inc. (Nasdaq:EITI — news), will begin trading on the Nasdaq under the symbol WINS in time for the market open on Tuesday. America’s largest defense and aerospace contractors constitute SM&A’s core client base.

“Tuesday marks the fourth anniversary of our going public,” said Steven Myers, SM&A chairman and CEO, “We are glad to able to trade under our old ticker, WINS. Winning for our clients defines us. We can think of no better symbol for SM&A’s ‘Success Makers’ than ‘WINS.’”

Effective January 24, 2002, Emergent Information Technologies, Inc. changed its name to SM&A. SM&A’s new CUSIP number is 78465D-10-5. According to Nasdaq, the new ticker symbol will become effective as of the opening of business on Tuesday, January 29, 2002. The ticker symbol change will have no effect on existing shareholders and no action is required — existing shares issued under the old name and ticker symbol are still valid.

About SM&A

SM&A is the world’s leading provider of competition management services. SM&A provides high-value management consulting services, program management and systems engineering support services. SM&A’s more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $185 billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2000 and the 10-Q for the period ended September 30, 2001, for additional information regarding risks affecting the Company’s financial condition and results of operations.